EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-168942 and Form S-8 Nos. 333-151155) of our reports dated March 2, 2011, with respect to the consolidated financial statements and schedule of Cheniere Energy Partners, L.P. and subsidiaries, and the effectiveness of internal control over financial reporting of Cheniere Energy Partners, L.P. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas
March 2, 2011